Double Eagle Petroleum Co. is pleased to make the following offer:

                               Offer of Employment

                                 April 24, 2002

Candidate:                  Bob D. Brady, Jr.

Position and Duties:        Vice President of Engineering and Operations
                            (subject to approval by the Board of Directors). You will be responsible for the Company's oil and gas engineering and operations and will assist with setting up accounting staff, locating office space in Denver, Colorado, and other tasks as requested by the President or Board of Directors. Initially, you will work out of offices located at 1610 Wynkoop
                            Street, Denver, Colorado. You will be available for business related travel every other week and at other times reasonably requested for Company business.

Reports To:                 President

Start Date:                 April 24, 2002

Salary: Annual salary of $106,000, paid bi-weekly or monthly (less payroll deductions and all required withholdings). Bonuses, at the discretion of the Company, may be paid based on your performance and overall Company performance.

Benefits:                   You and your family are eligible to participate, at
                            the Company's expense, in the Company's health insurance program as of the effective date of employment, subject to application and enrollment requirements of the insurance provider. Your participation in the Company's SEP shall include a Company contribution of an amount equal to 10% of your salary per year. The Company will lease or purchase and provide to you the use of a four-wheel-drive sports utility vehicle (Chevy Tahoe or similar model) for Company and reasonable personal use. The Company will pay all reasonable costs associated with the use of the vehicle for business purposes, including fuel, ordinary maintenance, insurance and repairs. Subject to the Company's vacation policies, you shall be entitled to three weeks of vacation time per year.

Stock Grant:                If you continuously remain an employee of the
                            Company through and on October 24, 2002, the Company shall issue 10,000 shares of the Corporation's restricted $.10 par value common stock to you on that date.

At-will
Employment:                 You may terminate employment with Double Eagle
                            Petroleum Co. at any time and for any reason.
                            Likewise, Double Eagle Petroleum Co. may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

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This offer supercedes and replaces in its entirety all prior discussions, correspondence, or prior offers of employment. There are no other terms except for Company policies and procedures as may be amended from time to time, or as specifically set forth above.

Double Eagle Petroleum Co.                      Accepted:




By: /s/ Stephen H. Hollis                       /s/ Bob D. Brady, Jr.
-------------------------                       ---------------------
Stephen H. Hollis, President                    Bob D. Brady, Jr., individually